Exhibit 99.1

ION announces successful completion of its Exchange Offer and Consent Solicitation, and Rights Offering

HOUSTON – April 20, 2021 – ION Geophysical Corporation (NYSE: IO) (the “Company” or “ION”) today announced the successful completion of its previously announced offer to exchange (the “Exchange Offer”) the Company’s 9.125% Senior Secured Second Priority Notes due 2021 (the “Old Notes”) for newly issued 8.00% Senior Secured Second Priority Notes due 2025 (the “New Notes”) and the other consideration in the form of cash and ION common stock, as described in the Company’s Prospectus dated as of March 10, 2021 (the “Exchange Offer Prospectus”) and its previously announced rights offering (the “Rights Offering”) to its holders of common stock, par value $0.01 per share (the “Common Stock”) to purchase (i) $2.78 principal amount of the New Notes per Right, at a purchase price of 100% of the principal amount thereof or (ii) 1.08 shares of Common Stock per Right, at a purchase price of $2.57 per whole share of Common Stock, as described in the Company’s Prospectus dated as of March 10, 2021 (the “Rights Offering Prospectus” and, together with the Exchange Offer Prospectus, the “Prospectuses”).

“We are extremely pleased with the outcome of the transactions, which strengthens our platform and supports our focus to grow and diversify the business,” said Chris Usher, ION’s President and Chief Executive Officer. “Not only does the exchange extend the maturity to 2025 with a lower coupon, but also provides a path to convert nearly all our debt to equity as we execute our strategy over the next couple years. On behalf of ION, I would like to sincerely thank all our stakeholders, as this transformation would not have been possible without their strong support and participation. We remain optimistic about promising growth opportunities to continue evolving our core business and diversifying into new markets associated with the energy transition, sustainability and digitalization.”

In the Exchange Offer, an aggregate principal amount of $113,472,000, or approximately 94.1%, of the $120,569,000 outstanding Old Notes were accepted for exchange for (i) $84,652,000 aggregate principal amount of its New Notes, (ii) 6,116,369 shares of the Company’s Common Stock, including 1,542,201 shares issued as the Early Participation Payment and 4,574,168 shares issued as stock consideration in lieu of New Notes, and (iii) $20,659,722 paid in cash, including $3,595,250 of accrued and unpaid interest that became due on the Old Notes as part of the exchange. The Company has accepted for exchange all such Old Notes validly tendered and not validly withdrawn in the Exchange Offer as of the expiration time on April 12, 2021 at 11:59 p.m. New York City time. The amendment to the indenture governing the Old Notes will be effective on such date. Pursuant to the Exchange Offer, post-closing, the Company will make an offer to participants to repurchase New Notes at par for up to 50% of the proceeds raised in excess of $35 million from the Rights Offering valued at $3,417,643.

In the concurrent Rights Offering, an aggregate amount of $41,835,286 of Rights (including over-subscriptions) was validly exercised by the holders of the Company’s Common Stock, $30,081,000 allocated in New Notes and $11,754,286 allocated in 4,573,652 shares of ION Common Stock. All over-subscription rights were exercised without proration as the $50 million limit on proceeds was not exceeded. Backstop parties were paid 5% backstop fees, in kind, resulting in the issuance of an additional $1,460,000 aggregate principal amount of New Notes and 215,241 shares of Common Stock.

In total, $116,193,000 in aggregate principal amount of New Notes and 10,905,262 shares of Common Stock were issued and delivered through the clearing systems of the Depository Trust Company today. ION will receive approximately $14 million in net proceeds from the transactions after deducting noteholder obligations, estimated transaction fees and accrued and unpaid interest paid on the Old Notes. Post transactions, a total of 28,811,207 shares of Common Stock are outstanding as of April 20, 2021.

The Rights Offering and Exchange Offer were made pursuant to registration statements on Form S-1 and Form S-4, respectively, on file with the Securities and Exchange Commission (the “SEC”). To obtain a copy of the Rights Offering Prospectus and the Exchange Offer Prospectus free of charge, visit the SEC website at www.sec.gov or contact D.F. King & Co., Inc. at 1 (877) 732-3617 or ion@dfking.com.

This press release is for informational purposes only and is not an offer to purchase or to sell or a solicitation of an offer to purchase or sell any securities, nor shall there be any offer, solicitation or sale of any securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction.

About ION

Leveraging innovative technologies, ION delivers powerful data-driven decision-making to offshore energy and maritime operations markets, enabling clients to optimize investments and results through access to our data, software and distinctive analytics. Learn more at iongeo.com.

Contacts

ION (Investor relations)

Executive Vice President and Chief Financial Officer

Mike Morrison, +1 281.879.3615

mike.morrison@iongeo.com

ION (Media relations)

Vice President, Communications

Rachel White, +1 281.781.1168

rachel.white@iongeo.com

The information herein contains certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These forward-looking statements may include information and other statements that are not of historical fact. Actual results may vary materially from those described in these forward-looking statements. All forward-looking statements reflect numerous assumptions and involve a number of risks and uncertainties. These risks and uncertainties include the risks associated with the timing and development of ION's products and services; pricing pressure; decreased demand; changes in oil prices; agreements made or adhered to by members of OPEC and other oil producing countries to maintain production levels; the COVID-19 pandemic; and political, execution, regulatory, and currency risks. For additional information regarding these various risks and uncertainties, see the Company’s Annual Report on Form 10-K for the year ended December 31, 2020, filed with the SEC on February 12, 2021, and the Company’s Registration Statements on Form S-1 and Form S-4, each filed with the SEC on January 29, 2021, and amended on February 12, 2021 and March 3, 2021, and the Prospectuses, each filed with the SEC on March 10, 2021. Additional risk factors, which could affect actual results, are disclosed by the Company in its filings with the SEC, including its Annual Report on Form 10-K and any Quarterly Report on Form 10-Q and Current Report on Form 8-K subsequently filed with the SEC during the year. The Company expressly disclaims any obligation to revise or update any forward-looking statements.